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                                                                      EXHIBIT 99

THE LOEWEN GROUP INC.                                                  NEWS
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Media Contact:        James Hoggan & Associates Inc.
                      Karen Cook Boas
                      Tel: (604) 739-7500
                      Email:  kcook@hoggan.com

Investor Contact:     (800) 347-7010


                              FOR IMMEDIATE RELEASE

                          COURT ORDERS LOEWEN MAY MOVE

                        FORWARD IN REORGANIZATION PROCESS

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Toronto, Ontario - June 22, 2001 - The Loewen Group Inc. ("the Company")
reported today that the United States Bankruptcy Court for the District of Delaware has set a hearing for August 16, 2001 on the Company's Disclosure Statement relating to its Plan of Reorganization.

The Company earlier reported that its progress toward emergence from creditor protection under Chapter 11 of the U.S. Bankruptcy Code and the Canadian Companies' Creditors Arrangement Act ("CCAA") was being blocked by an inter-creditor dispute as to whether certain portions of the Company's debt were entitled to be treated as secured under the terms of the Company's Collateral Trust Agreement ("CTA").

Referring to the U.S. Bankruptcy Court's order setting a Disclosure Statement hearing, John Lacey, Chairman of the Company's Board, stated that "we earlier expressed management's view that, operationally, the Company has been ready to emerge from the Chapter 11 and CCAA proceedings since at least as early as October, 2000. We are pleased that the Bankruptcy Court has now authorized us to proceed toward confirmation of the Company's Plan of Reorganization. This significant step toward emergence is the result of long and difficult negotiations involving the Company and the principal creditor groups. There are issues that will still need to be addressed as we move forward with this process, and it is not impossible that further delays could result, but we are optimistic that the widespread support for now scheduling a Disclosure Statement hearing, from principal creditors including the Official Unsecured Creditors Committee and the CTA creditors, signals that disputes concerning the CTA will no longer impede our progress toward emergence. We are encouraged, too, by the indications from a number of our principal creditors - representing various positions on the CTA issue - that they also believe that there is now a foundation for moving expeditiously toward emergence."

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The Company, on or before June 29, 2001, will file a Third Amended Plan of
Reorganization and Disclosure Statement that will incorporate understandings reached in recent negotiations. Like the previous Plan submitted by the Company, the Third Amended Plan will provide for treatment of the CTA debt based upon the midpoint of the range recommended by the court-appointed mediator. The Third Amended Plan will include modest adjustments to proposed cash distributions and the principal amount of the new seven-year notes to be issued by the reorganized company in order to permit the payment of certain fees and legal costs of principal creditors and creditor representatives. Other changes include modifications to certain corporate governance provisions.

Based in Toronto, The Loewen Group Inc. currently owns or operates approximately 970 funeral homes and 350 cemeteries across the United States, Canada and the United Kingdom. The Company employs approximately 11,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

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Safe Harbor: Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company's reorganization, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this release include, but are not limited to, uncertainty regarding the continued progress and timing of the Company's reorganization, the resolution of issues relating to certain indebtedness of the Company and other issues presented by the reorganization, the acceptance of the Company's proposed plan of reorganization, general economic conditions, the Company's ability to implement its business plan, the Company's future competitive position and the continued progress of the Company's disposition program.